Filed Pursuant to Rule 433

Registration No. 333-194059

FINAL TERM SHEET

Philip Morris International Inc.

Dated February 18, 2016

1.375% Notes due 2019 1.875% Notes due 2021 2.750% Notes due 2026

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	1.375% Notes due February 25, 2019 (the “2019 Notes”) 1.875% Notes due February 25, 2021 (the “2021 Notes”) 2.750% Notes due February 25, 2026 (the “2026 Notes”)

Aggregate Principal Amount:	2019 Notes: $500,000,000 2021 Notes: $750,000,000 2026 Notes: $750,000,000

Maturity Date:	2019 Notes: February 25, 2019 2021 Notes: February 25, 2021 2026 Notes: February 25, 2026

Coupon:	2019 Notes: 1.375% 2021 Notes: 1.875% 2026 Notes: 2.750%

Interest Payment Dates:

2019 Notes: Semi-annually on each February 25 and August 25, commencing August 25, 2016

2021 Notes: Semi-annually on each February 25 and August 25, commencing August 25, 2016

2026 Notes: Semi-annually on each February 25 and August 25, commencing August 25, 2016

Price to Public:	2019 Notes: 99.643% of principal amount 2021 Notes: 99.172% of principal amount 2026 Notes: 99.195% of principal amount

Underwriting Discount:	2019 Notes: 0.200% 2021 Notes: 0.300% 2026 Notes: 0.450%

Net Proceeds:	2019 Notes: $497,215,000 (before expenses) 2021 Notes: $741,540,000 (before expenses) 2026 Notes: $740,587,500 (before expenses)

Benchmark Treasury:	2019 Notes: 0.750% due February 15, 2019 2021 Notes: 1.375% due January 31, 2021 2026 Notes: 1.625% due February 15, 2026

Benchmark Treasury Price/Yield:	2019 Notes: 99-21 / 0.867% 2021 Notes: 100-26 3⁄4 / 1.200% 2026 Notes: 98-29+ / 1.743%

Spread to Benchmark Treasury:	2019 Notes: + 63 basis points 2021 Notes: + 85 basis points 2026 Notes: + 110 basis points

Yield to Maturity:	2019 Notes: 1.497% 2021 Notes: 2.050% 2026 Notes: 2.843%

Optional Redemption:

2019 Notes:

At any time: Make-whole redemption at Treasury plus 10 bps

2021 Notes:

Prior to January 25, 2021: Make-whole redemption at Treasury plus 15 bps

On or after January 25, 2021: Redemption at par

2026 Notes:

Prior to November 25, 2025: Make-whole redemption at Treasury plus 20 bps

On or after November 25, 2025: Redemption at par

Settlement Date (T+5):	February 25, 2016

CUSIP/ISIN:	2019 Notes: CUSIP Number: 718172 BR9 ISIN Number: US718172BR98 2021 Notes: CUSIP Number: 718172 BS7 ISIN Number: US718172BS71 2026 Notes: CUSIP Number: 718172 BT5 ISIN Number: US718172BT54

Listing:	Application will be made to list the 2019 Notes, the 2021 Notes and the 2026 Notes on the New York Stock Exchange

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co. ING Financial Markets LLC Mizuho Securities USA Inc.

Joint Co-Managers:	BBVA Securities Inc. Santander Investment Securities Inc. UBS Securities LLC

Allocations:	2019 Notes	2021 Notes	2026 Notes
Credit Suisse Securities (USA) LLC	$91,000,000	$136,500,000	$136,500,000
Deutsche Bank Securities Inc.	91,000,000	136,500,000	136,500,000
Goldman, Sachs & Co.	91,000,000	136,500,000	136,500,000
ING Financial Markets LLC	91,000,000	136,500,000	136,500,000
Mizuho Securities USA Inc.	91,000,000	136,500,000	136,500,000
BBVA Securities Inc.	15,000,000	22,500,000	22,500,000
Santander Investment Securities Inc.	15,000,000	22,500,000	22,500,000
UBS Securities LLC	15,000,000	22,500,000	22,500,000

Total	$500,000,000	$750,000,000	$750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Goldman, Sachs & Co. toll free at 1-866-471-2526 or Mizuho Securities USA Inc. toll free at 1-866-271-7403.